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                         CONRAD C. LYSIAK
                  Attorney and Counselor at Law
                      West 601 First Avenue
                   Spokane, Washington   99204
                          (509) 624-1475
                        FAX (509) 747-1770



                              July 15, 1996


Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C.   20549


               RE: Turtleback Mountain Gold Co., Inc.

Gentlemen:

          Please be advised that, I have reached the following conclusions regarding the above offering:

          1. Turtleback Mountain Gold Co., Inc. (the "Company") is a duly and legally organized and existing Arizona state corporation, with its registered office of business located at 528 Fon du Lac Drive, East Peoria, Illinois. The Articles of Incorporation and corporate registration fees were submitted to the Arizona Corp. Commission and filed with the office on March 22, 1995. The Company's existence and form is valid and legal pursuant to the representation above.

          2. The Company is a fully and duly incorporated Arizona corporate entity. The Company has two classes of stock at this time, that being common shares and preferred shares. Neither the Articles of Incorporation, Bylaws, if and when amended, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares or preferred shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Arizona, and when such stock was issued it was fully paid for and non-assessable. The stock to be issued under the Form S-1 Registration Statement is likewise legal under the laws of the State of Arizona, and the said stock, when sold, will be legally issued, fully paid for and non-assessable.

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                         Securities and Exchange Commission
                         RE: Turtleback Mountain Gold Co., Inc.
                         July 15, 1996
                         Page 2





          3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

          4. The Company's only outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

          5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This lack of indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

          6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company.
Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax
Reform Act of 1986.

          7. By director's resolution, the Company shall authorize the issuance of up to 400,000,000 shares of Common
Stock; 400,000,000 Class A Warrants; 400,000,000 Class B
Warrants; and, 800,000,000 additional shares upon the exercise of the Class A and Class B Warrants to be sold through a public offering.

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                         Securities and Exchange Commission
                         RE: Turtleback Mountain Gold Co., Inc.
                         July 15, 1996
                         Page 3






          The Company's Articles of Incorporation presently provide the authority to the Company to issue 3,000,000,000 shares of Common Stock, $0.00001 par value and 400,000,000 shares of Preferred Stock, $0.00001 par value. Therefore, a Board of Directors' Resolution authorizing the issuance for sale of up to 400,000,000 Units thereunder, would be within the authority of the Company's directors and would result in the legal issuance of said shares. Any resolution by the Company shall provide that the transfer agent may not transfer any shares until fully paid for.

                              Yours truly,



                              Conrad C. Lysiak